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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                          17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
(Print or Type Responses)
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
1.  Name and Address of Reporting                              2.  Date of Event
Person*                                                            Requiring Statement
                                                                   (Month/Day/Year)
Garcia      Juan       A.
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(Last)     (First)  (Middle)                                   02/16/00
3191 Coral Way
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        (Street)                                               3.  I.R.S. Identification
                                                                   Number of Reporting
Miami     Florida     33145                                        Person, if an entity
                                                                   (voluntary)

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(City)    (State)   (Zip)




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4.  Issuer Name and Ticker or Trading Symbol


    Spanish Broadcasting System, Inc. (SBSA)
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5.  Relationship of Reporting Person(s) to Issuer              6.  If Amendment, Date of Original
             (Check all applicable)                                (Month/Day/Year)
                                                               ----------------------------------------------------------------
 __________ Director           _______ 10% Owner               7.  Individual or Joint/Group Filing
                                                                   (Check Applicable Line)
 ____X_____ Officer (give      ________ Other (specify          _x_ Form filed by One Reporting Person
                     title below)                 below)        ___ Form filed by More than One Reporting Person

Vice President of Finance and Strategic Planning
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                                               TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY  OWNED
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1.  Title of Security                                           2.  Amount of Securities
    (Instr. 4)                                                      Beneficially Owned
                                                                    (Instr. 4)
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3.  Ownership
    Form: Direct (D)
    or Indirect (I)                                             4.  Nature of Indirect Beneficial Ownership
    (Instr. 5)                                                      (Instr. 5)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).


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

FORM 3 (CONTINUED)                   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                                 OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of Derivative Security         2.  Date Exercisable and        3.  Title and Amount of Securities Underlying
    (Instr. 4)                               Expiration Date                 Derivative Security (Instr. 4)
                                             (Month/Day/Year)
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                                         Date              Expiration                                   Amount or
                                         Exercisable       Date                      Title              Number or Shares
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Stock Options (right to buy)             (1)               2/16/100      Class A Common Stock                 100,000(1)
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
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
4.  Conver-       5.  Owner-        6.  Nature of Indirect Beneficial Ownership
    sion or           ship Form         (Instr. 5)
    Exercise          of
    Price of          Derivative
    Derivative        Security:
    Security          Direct (D)
                      or Indirect
                      (I)
                      (Instr. 5)
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    $20.8125             D
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(1) Options vest and are exercisable to the extent of 10,000 immediately, 10,000 on February 16, 2001, 20,000 on February 16, 2002, 20,000 on February 16, 2003,
20,000 on February 16, 2004 and 20,000 on February 16, 2005.



                                                                 By:   /s/ Juan A. Garcia                               02/23/00
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                                                                 Name:   Juan A. Garcia                                  Date
                                                                      ------------------                             ---------
                                                                 Title: V.P. of Finance and Strategic Planning
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                                                                  **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction
6 for procedure.
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